Exhibit 99.2

Letter to Stockholders

May 13, 2024

Dear Harrow Stockholders:

Today marks the beginning of the 20th week of 2024 and the 134th day into the second year of Harrow’s current Five-Year Strategic Plan. This year remains focused on three key operational initiatives: (1) building a formidable dry eye disease franchise, including successfully launching VEVYE®; (2) continuing to lay the foundation for Harrow’s retina franchise with IHEEZO® and TRIESENCE®; and (3) stabilizing ImprimisRx and our recently acquired Anterior Segment Products and returning them to a growth trajectory. I will discuss these key initiatives in more detail, along with commentary on a few other items, providing an overview of our progress during the first third of 2024.

Before I jump into the above subjects, I want to touch on (a) the Change Healthcare (Change) cyberattack and 2024 Guidance and (b) Greg DiPasquale joining Harrow as Senior Vice President, Head of Commercial.

Change Healthcare Cyberattack and 2024 Guidance

Rest assured that our team works diligently – in all respects – to ensure the stability of our business. However, external influences are sometimes beyond our control, as was evident during the Change Healthcare cyberattack, which I discussed briefly in my last Letter to Stockholders. Despite the impact of the Change Healthcare cyberattack in the first quarter of 2024 on the entire healthcare industry, including Harrow, based on the recovery of revenues we saw beginning in March and continuing into April, we are reaffirming our 2024 revenue guidance of at least $180 million. We are expecting revenue growth throughout 2024, with the back half of the year being stronger than the first.

Greg DiPasquale Joins Harrow

This morning, we announced that Greg DiPasquale joined Harrow as Senior Vice President, Head of Commercial. Effective today, Greg is managing all sales, marketing, and sales operations activities for our branded ophthalmic pharmaceuticals portfolio. Greg’s charge is simple: grow revenues from Harrow’s branded ophthalmic pharmaceuticals products and on the expense side, connect an attractive return to all commercial investments.

If you consider Greg’s background, in particular his leadership experience and remarkable success in retina, optometry, and eyecare in general, you see why we believe his skills are such a good fit for Harrow – especially at the present stage of our development. Greg joined us after serving as a senior commercial leader at Regeneron Pharmaceuticals, where his $6B annual revenue portfolio included responsibility for national sales for the two largest indications for Eylea® and Eylea® HD, as well as all national strategic accounts. In addition to Regeneron, Greg has had an impressive 30+ year career in executive management positions with such industry giants as Essilor, Novartis’ Retina Division, Zeiss, and Bausch + Lomb. I am grateful that Greg chose to leave a big company and an important job to help Harrow, with the rest of our team, take our business to the next level.

1

VEVYE – the Cornerstone of Harrow’s Dry Eye Disease Franchise

VEVYE is the cornerstone product in our dry eye disease franchise. Our small but mighty VEVYE sales team continues to exceed our expectations. Slide 13 of our updated corporate presentation includes our best current data on total prescriptions (TRx), shipped prescriptions, refills, prescribers, and insurance coverage. To date, our internal average sales price (ASP) targets are also on track. (For those of you who are unfamiliar with ASP, just know that it is the amount of money that Harrow receives for a bottle of VEVYE, net of rebates, discounts, distribution fees, and other costs.) Patient access to VEVYE is a great story thanks to the hard work of our Market Access Team, under the leadership of Rob Philo. Covered lives for VEVYE now exceeds 150 million, up from the 41 million figure we reported in our last Letter to Stockholders. Refill demand for VEVYE is now entering the fifth refill cycle – and gaining momentum. Our strong belief that VEVYE is on a trajectory to become a top-tier branded chronic dry eye disease product is based on the numbers, which continue to grow as more Americans benefit from VEVYE.

Some stockholders have asked why we haven’t invested more and expanded the VEVYE commercial team. The answer is that Harrow is committed to growing VEVYE in a financially sound way, investing in sales personnel as (a) our ASP hits our internal target and (b) we attain a critical mass of insurance coverage. Our team is working hard to reach our ASP and coverage goals, and when we have sufficient positive directional information, you’ll see more posts on LinkedIn and other recruiting sites as we beef up the VEVYE sales force and seek to advance VEVYE’s market share growth.

Harrow’s Retina Franchise

Harrow’s current appeal to retina specialists in the eyecare professional (ECP) community primarily centers around two fantastic products: (i) IHEEZO, a novel topical anesthetic gel that is broadly indicated for ophthalmic anesthesia, and specifically, anesthetizing the eye during office-based intravitreal injection (IVI) procedures, and (ii) TRIESENCE, the only indicated product to visualize the vitreous during vitrectomy, which is also labeled for the treatment of posterior uveitis and other posterior segment indicated uses.

IHEEZO

While the IHEEZO commercial team has been successful in introducing the many clinical benefits of IHEEZO to U.S. ophthalmologists, now they can also communicate another unique feature of IHEEZO: it is the only ophthalmic anesthetic in the U.S. market that is separately reimbursable for unilateral and bilateral same-day procedures. On March 20, 2024, we received communication from the Centers for Medicare & Medicaid Services (CMS) confirming separate reimbursement for IHEEZO in the physician’s office setting of care. This confirmatory communication from CMS was important for our retina offering because virtually all intravitreal injections for wet aged-related macular degeneration (wet-AMD) and geographic atrophy (GA) occur in the physician’s office setting of care. More recently, on April 12, 2024, the American Academy of Ophthalmology (AAO) posted to its website a statement confirming that IHEEZO had been added to the CMS ASP pricing file and that it would receive separate payment in the office setting. Lastly, Harrow Stockholders should know that on July 1, 2024, we expect CMS to formally publish that bilateral case use of IHEEZO will be reimbursed retroactive to January 1, 2024.

This year, supported by these recent developments, we’ve been able to execute IHEEZO supply contracts with seven (7) large multi-practice organizations or “strategic accounts.” These organizations, in the aggregate, are responsible for over 450,000 annual cataract surgeries and over 1.1 million IVIs each year, not including other relevant procedures for IHEEZO use, such as selective laser trabeculoplasties (SLTs), YAG capsulotomy procedures, or foreign body removals. Signing these supply agreements (and others in the works) is a critical advancement in our commercial strategy, as is order “pull-through” at the practice level to ensure they experience IHEEZO’s many benefits. We are pleased to now see orders coming in from these new supply agreements, and we expect pull-through to accelerate during 2024 and beyond. Strategic account relationships will be a focus of Greg DiPasquale’s first few months on the job.

2

Our team is doing a much better job making IHEEZO accessible to interested accounts—from a customers’ working capital perspective—by providing reasonable terms to our customers. This is another way we are reducing barriers for customers to enjoy the benefits of IHEEZO without damaging our longer-term ASP targets and profitability goals for IHEEZO.

One last item of note is that the U.S. Patent and Trademark Office recently granted a new set of claims covering IHEEZO. This new patent has an expiration date of 2039.

TRIESENCE

Analytical testing of the commercial-scale process performance qualification (“PPQ”) batch of TRIESENCE, produced by our manufacturing partner during the week of April 15th, is nearing completion. The testing protocol is comprehensive and complex and includes drug content assay, content uniformity, sterility, endotoxin content, osmolality, viscosity, pH, and particle size distribution tests. To date, this batch has passed all preliminary release parameters, and we anticipate having final results for all release parameters by the end of May. If we remain in specification with this PPQ batch, we intend to communicate our plan for the remaining elements of the TRIESENCE re-launch program during the current calendar quarter.

ImprimisRx

With the addition of Greg DiPasquale to the Harrow team to oversee our branded business, John Saharek, ImprimisRx’s President and CEO, will be focused on the day-to-day management of our compounding business, further stabilizing this (now) growing, profitable and cash generating business and allowing us to take advantage of our position as the national leader in providing prescription compounded ophthalmic pharmaceutical products.

Financially, in the last Letter to Stockholders, I reported that our ImprimisRx compounding business was “back on track,” producing revenues at or above forecasts, and is on target to achieve the low double-digit growth rate of the last several years. This remains the case.

Anterior Segment Products

Aside from our VEVYE, IHEEZO, TRIESENCE, and ImprimisRx business, as a Harrow Stockholder, you also own 14 wonderful branded ophthalmic products, all of which are represented on page 5 of our updated corporate presentation. We own anti-infectives, steroids, non-steroidal anti-inflammatories (NSAIDs); a fantastic product called Zerviate® that treats ocular itch from allergies; a pair of products that reduce intraocular eye pressure; Verkazia®, that treats a rare ophthalmic condition called vernal keratoconjunctivitis; and, a terrific anti-fungal product called Natacyn® (which we have global rights to) used to treat fungal versions of blepharitis, conjunctivitis, and keratitis. (By the way, we recently executed our first outside the U.S. deal for Natacyn – with China’s Ocumension – to pursue approval and for Harrow to provide a long-term supply of Natacyn for the China, Hong Kong, Taiwan, and Macau markets.)

We love owning each of our Anterior Segment Products – because they act as a lodestone for the Harrow brand. A recent experience I had crystallizes this point: As many of you know, I try to get on the road with our sales team at least once a month – talking to doctors and their staff, observing surgery, and even talking to patients when appropriate. A few weeks ago, I was in an influential optometrist’s office in New Jersey discussing VEVYE. When I walked in, although he was prescribing VEVYE, he had no idea who Harrow was. None. When he asked me to tell him about Harrow, I pointed to products that were scattered in various corners of his office – Verkazia, Tobradex® ST, Flarex®, FreshKote®, Vigamox®, and Ilevro®. I told him these (and others) were all Harrow products – that we are (a) 100% eyecare, (b) 100% pharmaceuticals, and (c) dedicated to his patients’ access to those medicines and others. When he learned about the breadth of our portfolio, he was impressed. (He was even more impressed with the results he was seeing from VEVYE patients!)

3

We are making solid commercial progress with our Anterior Segment Products and should make a nice long-term return on these products. The key is to be a good steward of these important products – ensuring access and adequate inventory for our prescriber customers. I believe that by providing our customers with a broad branded offering, we are making a lot of ECP friends, ensuring they have access to these high-trust workhorse products, ECPs use daily to help preserve the gift of sight for their patients.

Investments and Royalties

Harrow has non-controlling equity positions in Melt Pharmaceuticals and Surface Ophthalmics, two companies founded as Harrow subsidiaries before being deconsolidated into independent and separately-managed companies. Until recently, Harrow owned an equity interest in a third such company, Eton Pharmaceuticals. However, given the lack of strategic alignment with Eton, Harrow opted to divest its nearly two million shares through a block sale, yielding approximately $5.5 million in cash. This cash can now be deployed strategically to drive value in Harrow’s core ophthalmic pharmaceuticals business.

We remain bullish on Melt Pharmaceuticals, a clinical-stage pharmaceutical company focused on developing proprietary non-opioid, non-IV, sedation therapeutics for medical procedures in the hospital, outpatient, and in-office settings. Melt intends to seek regulatory approval through the FDA’s 505(b)(2) regulatory pathway for its patented small-molecule product candidates. Melt’s core intellectual property is the subject of multiple granted patents in North America, Europe, Asia, and the Middle East. Melt recently announced the closing of a $24 million Series B Preferred Stock financing to support its Phase 3 program through the NDA stage for its lead drug candidate, MELT-300, the promise of which is depicted in this video. Melt expects to begin its Phase 3 study for MELT-300 in the month of May. Harrow currently owns approximately 46% of Melt’s equity interests and a 5% royalty interest in MELT-300.

Conclusion

Despite the temporary challenges of the Change Healthcare cyberattack, I am exceptionally proud of the strong performance across our portfolio. VEVYE and IHEEZO are beating internal expectations and will drive revenue and profit growth for many years. So far, we seem to be gaining momentum into the second quarter. I am very excited about the recent progress with TRIESENCE and am looking forward to communicating more about our plans for TRIESENCE in the near term. ImprimisRx is rolling. Our Anterior Segment Products are stable, with early signs of demand strengthening for certain products.

With more clarity than ever about the potential for 2024, I remain upbeat about Harrow. Supported by an experienced and capable team, the management team and I are 100% focused on wringing as much value as possible from the business we’ve built over the past 10+ years. With the support of the Harrow Family, including several new key hires, we are enthusiastic about our Five-Year Strategic Plan and Harrow evolving into a North American ophthalmic pharmaceuticals market leader.

Have a wonderful Summer.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2023	2022	2021	2020	2019
4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2023	1Q 2022	1Q 2021	1Q 2020

4

First Quarter 2024 Financial Overview

See Link to Selected GAAP Operating Results before reviewing non-GAAP results.

See Link to Selected Core Results (non-GAAP measures).

Revenues of $34.6 million for the first quarter of 2024 represent a 33% increase over the prior-year first-quarter revenues of $26.1 million and a slight decrease in revenues compared with the sequential fourth quarter of 2023.

As previously discussed in last quarter’s Letter to Stockholders, revenues for the first quarter were adversely impacted by the February 2024 Change Healthcare cyberattack. As a result of the attack, Change, the largest U.S. clearinghouse for medical claims, disconnected affected payment systems, preventing doctor’s offices and health care systems nationwide from submitting and processing claims for payment. IHEEZO sales were especially impacted as Harrow’s customers struggled to rebound from the disruptions to their revenue cycles caused by the initial attack, including delaying product purchases in order to prioritize cash for more pressing matters such as payroll and other operating expenses.

GAAP operating loss was ($6.9) million for the first quarter of 2024, compared with GAAP operating income of $1.2 million during the same period last year.

Adjusted EBITDA was $227,000 for the first quarter of 2024 compared with Adjusted EBITDA of $5.3 million during the same period last year. The decrease in Adjusted EBITDA was primarily due to the decrease in revenues as a result of the aforementioned Change Healthcare cyberattack and an increase in operating expenses associated with commercial activities of VEVYE and other products acquired later in 2023. Core net loss for the first quarter of 2024 was $(9.8) million compared with $(1.0) million for the first quarter of 2023.

We had $68.5 million of cash and cash equivalents at the end of the first quarter of 2024, or $76.0 million, including our investment in Eton Pharmaceuticals (Nasdaq: ETON). Since the close of the first quarter, Harrow divested its nearly 2.0 million shares of Eton common stock, increasing its current cash and cash equivalents by $5.5 million as a result of such sale.

Core gross margin was 76% in the first quarter of 2024 compared with 76% in the first quarter of 2023.

Selling, general, and administrative (SG&A) expenses for the first quarter of 2024 increased to $28.8 million compared with $15.9 million during the same period last year.

Research and development (R&D) costs increased to $2.1 million in the first quarter of 2024, compared with $734,000 during the same period last year, primarily as a result of the continued build out of our medical and clinical affairs teams, drug formulation development, and costs associated with the tech transfer manufacturing processes for some of our recent product acquisitions.

Core diluted net loss per share for the first quarter of 2024 was $(0.28) compared with $(0.03) during the same period last year.

Cash used in operating activities for the first quarter was $(4.6) million compared with ($8.2) million for the prior year’s quarter.

A reconciliation of all non-GAAP financial measures in this letter begins on page 9.

5

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months ended March 31, 2024 and 2023 are as follows:

	For the Three Months Ended March 31,
	2024	2023
Net revenues	$34,587,000	$26,103,000
Cost of sales	10,553,000	8,271,000
Gross profit	24,034,000	17,832,000
Selling, general and administrative	28,813,000	15,888,000
Research and development	2,149,000	734,000
Total operating expenses	30,962,000	16,622,000
(Loss) income from operations	(6,928,000)	1,210,000
Total other expense, net	(6,637,000)	(8,141,000)
Income tax expense	-	288,000
Net loss attributable to Harrow, Inc.	$(13,565,000)	$(6,643,000)
Net loss per share of common stock, basic and diluted	$(0.38)	$(0.22)

Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three months ended March 31, 2024 and 2023 are as follows:

	For the Three Months Ended March 31,
	2024	2023
Net revenues	$34,587,000	$26,103,000
Gross margin	69%	68%
Core gross margin(1)	76%	76%
Net loss	(13,565,000)	(6,643,000)
Core net loss(1)	(9,789,000)	(1,042,000)
Adjusted EBITDA(1)	227,000	5,342,000
Basic and diluted net loss per share	(0.38)	(0.22)
Core basic and diluted net loss per share(1):	(0.28)	(0.03)

(1)	Core gross margin, core net loss, core basic and diluted net loss per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

6

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net loss, and core diluted net loss per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

7

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment income, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023
GAAP net loss	$(13,565,000)	$(6,643,000)
Stock-based compensation and expenses	4,169,000	1,633,000
Interest expense, net	5,415,000	4,747,000
Income tax (benefit)	-	(288,000)
Depreciation	432,000	292,000
Amortization of intangible assets	2,554,000	2,207,000
Investment loss (income), net	1,248,000	(2,042,000)
Other (income) expense, net	(26,000)	5,436,000 (1)
Adjusted EBITDA	$227,000	$5,342,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

Core Results

Harrow Core Results, including core gross margin, core net loss, and core basic and diluted loss per share exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

8

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three months ended March 31, 2024 and 2023:

For the Three Months Ended March 31, 2024
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$24,034,000	$2,140,000	$-	$-	$26,174,000
Gross margin	69%				76%
Operating loss	(6,928,000)	2,554,000	-	-	(4,374,000)
Loss before taxes	(13,565,000)	2,554,000	1,248,000	(26,000)	(9,789,000)
Tax benefit	-	-	-	-	-
Net loss	(13,565,000)	2,554,000	1,248,000	(26,000)	(9,789,000)
Basic and diluted loss per share ($)(1)	(0.38)				(0.28)
Weighted average number of shares of common stock outstanding, basic and diluted	35,469,638				35,469,638

For the Three Months Ended March 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$17,832,000	$2,045,000	$-	$-	$19,877,000
Gross margin	68%				76%
Operating income	1,210,000	2,207,000	-	-	3,417,000
Loss before taxes	(6,931,000)	2,207,000	(2,042,000)	5,436,000	(1,330,000)
Tax benefit	288,000	-	-	-	288,000
Net loss	(6,643,000)	2,207,000	(2,042,000)	5,436,000	(1,042,000)
Basic and diluted loss per share ($)(1)	(0.22)				(0.03)
Weighted average number of shares of common stock outstanding, basic and diluted	30,289,730				30,289,730

Investment Portfolio

(includes Non-GAAP Values)

	At March 31, 2024
Company	Number of Shares of Stock	Management Estimated Value
Eton Pharmaceuticals (common)	1,982,000	$7,433,000
Surface Ophthalmics (common)	3,500,000	15,750,000	(1)
Melt Pharmaceuticals (3,500,000 shares of common and 2,334,256 of preferred stock)	5,834,256	49,591,000	(2)
Estimated Total Value		$72,774,000

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price $(4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2024.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price $(8.50) of the Series B Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at March 31, 2024.

9